Exhibit 99.1

CONTACT INFORMATION:

Investors and Media

Julie D. Tracy

Vice President, Chief Communications Officer

408-548-6687

jtracy@kyphon.com

Kyphon Appoints D. Keith Grossman to its Board of Directors

SUNNYVALE, Calif., April 25, 2007 (PR NEWSWIRE) — Kyphon Inc. (Nasdaq:KYPH) today announced the appointment of D. Keith Grossman to its board of directors. Grossman, who most recently served for ten years as president and chief executive officer of Thoratec Corporation, a publicly held medical technology company, will stand for election at the company’s 2007 annual shareholder meeting, scheduled for June 14, 2007.

“After a thorough search process, we determined that Keith’s proven leadership skills, broad management experience in growing companies and his hands-on operational expertise would greatly benefit our organization,” said Richard Mott, Kyphon’s president and chief executive officer. “Keith’s experience leading high-growth medical technology companies with pioneering medical therapies will undoubtedly support Kyphon’s mission to become the recognized global leader in restoring spinal function through minimally invasive therapies, and we believe his appointment to Kyphon’s board of directors ensures the company will continue to benefit from a diversity of experience and opinions,” continued Mott.

Before his ten years at the helm of Thoratec, Grossman, 47, was a division president of Major Pharmaceuticals, Inc., a subsidiary of Eon Laboratories, from June 1992 to September 1995. From July 1988 to June 1992, Grossman served as the vice president of sales and marketing for Calcitek, Inc., a manufacturer of implantable medical devices and a division of Sulzermedica (formerly Intermedics, Inc.). Prior to 1988, he held various other sales and marketing management positions within the McGaw Laboratories Division of American Hospital Supply Corporation. Grossman remains a member of the board of directors of Thoratec, and also serves as a member of the board of directors of Intuitive Surgical, Inc., a publicly traded surgical robotics company. He earned his Bachelors degree from The Ohio State University, and his Masters of Business Administration degree from Pepperdine University.

The Company also announced that directors Stephen M. Campe and Douglas W. Kohrs, each of whom has served on Kyphon’s board for over seven years, will not stand for reelection at the company’s 2007 annual shareholder meeting. “I would also like to take this opportunity to sincerely thank both Steve and Doug for their valuable years of service on Kyphon’s board and their significant contributions to Kyphon’s tremendous growth,” concluded Mott.

About Kyphon

Kyphon develops and markets medical devices designed to restore and preserve spinal function and diagnose the source of low back pain using minimally invasive technologies. The company’s products are used in balloon kyphoplasty for the treatment of spinal fractures caused by osteoporosis or cancer, in the Functional Anaesthetic Discography™ procedure for diagnosing the source of low back pain, and in the Interspinous Process Decompression procedure for treating lumbar spinal stenosis. More information about the company and its products can be found at www.kyphon.com.

Functional Anaesthetic Discography is a trademark, and Kyphon is a registered trademark, of Kyphon Inc.

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